Exhibit 99.1

FOR IMMEDIATE RELEASE

SONUS NETWORKS AND LEGATUM CAPITAL REACH AGREEMENT

Sonus And Legatum Agree To Appoint

Two New Independent Members To Expand Sonus’ Board

WESTFORD, MA, January 12, 2009 – Sonus Networks, Inc. (Nasdaq: SONS), a market leader in IP communications infrastructure, and Legatum Capital Limited, Sonus’ largest stockholder which currently owns approximately 65 million shares, or 25 percent of Sonus common stock, today announced that they have entered into an agreement to add two new independent members to Sonus’ Board of Directors.  The directors will be designated by Legatum, subject to the terms of the agreement.

Following collaborative discussions between the Company and Legatum during the past several months, the Board has approved a number of corporate governance enhancements that complement Sonus’ existing strong governance policies and practices.  These enhancements include:

•                  Declassifying the Board, as previously announced in December 2008, by the Company’s 2011 Annual Meeting of Stockholders;

•                  Separating the roles of chairman and chief executive officer; and

•                  Forming an ad hoc Corporate Development and Investment Committee to focus on uses of the Company’s cash, tax planning, strategic acquisitions, mergers and joint ventures, with the objective of enhancing stockholder value.

Under the agreement, Legatum will refrain from putting forth proposals or taking actions in connection with the Company’s 2009 Annual Meeting of Stockholders.

“Sonus’ Board is committed to the highest standards of corporate governance and today’s announcement, coupled with our recent governance enhancements, is the latest positive step forward, demonstrating our ongoing commitment to enhancing stockholder value,” said Richard Nottenburg, president and chief executive officer of Sonus Networks.  “Legatum is an important partner and investor with a clear commitment to our long-term vision and success.  We have listened to their recommendations and are pleased to have reached an agreement that will benefit all our stakeholders.  Both the Board and management welcome the new perspectives and insights that the new directors will bring.”

“Legatum remains committed to supporting the Board and Management’s efforts to drive long-term profitable growth and deliver shareholder value,” said Mark Stoleson, president of Legatum Capital Limited.  “We are encouraged that the constructive dialogue we have enjoyed with Dr. Nottenburg and the Sonus Board has resulted in a range of initiatives that  we are confident will better position Sonus to realize its long-term potential and enhance value for all Sonus stakeholders.”

The complete agreement will be included as an exhibit in the Company’s Form 8-K to be filed with the Securities and Exchange Commission.

-ends-

About Legatum Capital Limited

Legatum is a privately owned international investment organization, whose primary focus is commercial investment in international equities and financial securities, and which also applies its investor’s expertise to a long-standing involvement in the sustainable development of communities around the globe.  The Legatum Group was founded in December 2006 following the demerger of the Sovereign Global group of companies (“Sovereign”) which provided capital to companies and governments in various industry sectors worldwide since 1986.

The Group is composed of a number of divisions: Legatum Capital, Legatum Global Development (“LGD”); the Legatum Institute, which publishes the annual Legatum Prosperity Index; and the Legatum Center at Massachusetts Institute of Technology (“MIT”). Additional information is available at www.legatum.com

About Sonus Networks

Sonus Networks, Inc. is a market leader in IP communications infrastructure for wireline and wireless service providers.  With its comprehensive IP Multimedia Subsystem (IMS) solution, Sonus addresses the full range of carrier applications, including residential and business voice services, wireless voice and multimedia, trunking and tandem switching, carrier interconnection and enhanced services.  Sonus’ voice infrastructure solutions are deployed in service provider networks worldwide. Founded in 1997, Sonus is headquartered in Westford, Massachusetts.  Additional information on Sonus is available at http://www.sonusnet.com.

For more information, please contact:

SONUS :

Media Relations:		Investor Relations:
Lucy Millington	Matthew Sherman / Tim Lynch	David Roy / Karin Cellupica
978-614-8240	212-355-4449	978-614-8253 / 978-614-8615
lmillington@sonusnet.com	msherman@joelefrank.com	droy@sonusnet.com
	tlynch@joelefrank.com	kcellupica@sonusnet.com

LEGATUM :

Hamish Banks
+971 4 317 5800
Hamish.Banks@legatum.com

SONUS SAFE HARBOR:

This release may contain forward-looking statements regarding future events that involve risks and uncertainties. Readers are cautioned that these forward-looking statements are only predictions and may differ materially from actual future events or results.  Readers are referred to Item 1A “Risk Factors” of our Annual Report on Form 10-K for the year ended December 31, 2007 and all subsequent Quarterly Reports on Form 10-Q, which identify important risk factors that could cause actual results to differ from those contained in the forward-looking statements.  Risk factors include among others: the Company’s ability to align its cost structure with market conditions, the impact of material weaknesses in our disclosure controls and procedures and our internal control over financial reporting on our ability to report our financial results timely and accurately; the unpredictability of our quarterly financial results; risks and uncertainties associated with the Company’s restatement of its historical stock option granting practices and accounting including regulatory actions; actions that may be taken by significant shareholders; risks associated with our international expansion; and the impact the current global financial market conditions may have on the telecommunications industry.  Any forward-looking statements represent Sonus’ views only as of today and should not be relied upon as representing Sonus’ views as of any subsequent date. While Sonus may elect to update forward-looking statements at some point, Sonus specifically disclaims any obligation to do so, except as required by law.

Sonus is a registered trademark of Sonus Networks, Inc. All other company and product names may be trademarks of the respective companies with which they are associated.